                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                         AMENDMENT NO. 2 TO SCHEDULE 13G

                    Under the Securities Exchange Act of 1934




                         Oil States International, Inc.
--------------------------------------------------------------------------------
                              (Name of the Issuer)





                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)





                                   678026-10-5
--------------------------------------------------------------------------------
                                 (CUSIP Number)





                                February 14, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[X]  Rule 13d-1(d)

CUSIP NO. 678026-10-5
--------------------------------------------------------------------------------
  1.    NAMES OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        SCF-III, L.P.
--------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

        (a) [ ]

        (b) [X]

--------------------------------------------------------------------------------
  3.    SEC USE ONLY


--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------

     NUMBER OF             5.      SOLE VOTING POWER

      SHARES                       0
                           -----------------------------------------------------
   BENEFICIALLY            6.      SHARED VOTING POWER

     OWNED BY                      2,360,345
                           -----------------------------------------------------
       EACH                7.      SOLE DISPOSITIVE POWER

     REPORTING                     0
                           -----------------------------------------------------
   PERSON WITH             8.      SHARED DISPOSITIVE POWER

                                   2,360,345
--------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,360,345
--------------------------------------------------------------------------------
 10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     [ ]


--------------------------------------------------------------------------------
 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        4.8%
--------------------------------------------------------------------------------
 12.    TYPE OF REPORTING PERSON

        PN
--------------------------------------------------------------------------------

CUSIP NO. 678026-10-5
--------------------------------------------------------------------------------
  1.    NAMES OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        SCF-II, L.P.
--------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

        (a) [ ]

        (b) [X]

--------------------------------------------------------------------------------
  3.    SEC USE ONLY


--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------

     NUMBER OF             5.      SOLE VOTING POWER

      SHARES                       0
                           -----------------------------------------------------
   BENEFICIALLY            6.      SHARED VOTING POWER

     OWNED BY                      2,571,941
                           -----------------------------------------------------
       EACH                7.      SOLE DISPOSITIVE POWER

     REPORTING                     0
                           -----------------------------------------------------
   PERSON WITH             8.      SHARED DISPOSITIVE POWER

                                   2,571,941
--------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,571,941
--------------------------------------------------------------------------------
 10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     [ ]


--------------------------------------------------------------------------------
 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.2%
--------------------------------------------------------------------------------
 12.    TYPE OF REPORTING PERSON

        PN
--------------------------------------------------------------------------------

CUSIP NO. 678026-10-5
--------------------------------------------------------------------------------
  1.    NAMES OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        SCF-IV, L.P.
--------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

        (a) [ ]

        (b) [X]

--------------------------------------------------------------------------------
  3.    SEC USE ONLY


--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------

     NUMBER OF             5.      SOLE VOTING POWER

      SHARES                       0
                           -----------------------------------------------------
   BENEFICIALLY            6.      SHARED VOTING POWER

     OWNED BY                      935,015
                           -----------------------------------------------------
       EACH                7.      SOLE DISPOSITIVE POWER

     REPORTING                     0
                           -----------------------------------------------------
   PERSON WITH             8.      SHARED DISPOSITIVE POWER

                                   935,015
--------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        935,015
--------------------------------------------------------------------------------
 10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     [ ]


--------------------------------------------------------------------------------
 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        1.9%
--------------------------------------------------------------------------------
 12.    TYPE OF REPORTING PERSON

        PN
--------------------------------------------------------------------------------

CUSIP NO. 678026-10-5
--------------------------------------------------------------------------------
  1.    NAMES OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        SCF-IV, G.P., Limited Partnership
--------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

        (a) [ ]

        (b) [X]

--------------------------------------------------------------------------------
  3.    SEC USE ONLY


--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------

     NUMBER OF             5.      SOLE VOTING POWER

      SHARES                       0
                           -----------------------------------------------------
   BENEFICIALLY            6.      SHARED VOTING POWER

     OWNED BY                      957,709
                           -----------------------------------------------------
       EACH                7.      SOLE DISPOSITIVE POWER

     REPORTING                     0
                           -----------------------------------------------------
   PERSON WITH             8.      SHARED DISPOSITIVE POWER

                                   957,709
--------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        957,709
--------------------------------------------------------------------------------
 10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     [ ]


--------------------------------------------------------------------------------
 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        2.0%
--------------------------------------------------------------------------------
 12.    TYPE OF REPORTING PERSON

        PN
--------------------------------------------------------------------------------

CUSIP NO. 678026-10-5
--------------------------------------------------------------------------------
  1.    NAMES OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        L.E. Simmons & Associates, Incorporated
--------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

        (a) [ ]

        (b) [X]

--------------------------------------------------------------------------------
  3.    SEC USE ONLY


--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------

     NUMBER OF             5.      SOLE VOTING POWER

      SHARES                       0
                           -----------------------------------------------------
   BENEFICIALLY            6.      SHARED VOTING POWER

     OWNED BY                      3,529,650
                           -----------------------------------------------------
       EACH                7.      SOLE DISPOSITIVE POWER

     REPORTING                     0
                           -----------------------------------------------------
   PERSON WITH             8.      SHARED DISPOSITIVE POWER

                                   3,529,650
--------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,529,650
--------------------------------------------------------------------------------
 10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     [ ]

--------------------------------------------------------------------------------
 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        7.2%
--------------------------------------------------------------------------------
 12.    TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------

CUSIP NO. 678026-10-5
--------------------------------------------------------------------------------
  1.    NAMES OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        L.E. Simmons
--------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

        (a) [ ]

        (b) [X]

--------------------------------------------------------------------------------
  3.    SEC USE ONLY


--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------

     NUMBER OF             5.      SOLE VOTING POWER

      SHARES                       461,042
                           -----------------------------------------------------
   BENEFICIALLY            6.      SHARED VOTING POWER

     OWNED BY                      3,295,360
                           -----------------------------------------------------
       EACH                7.      SOLE DISPOSITIVE POWER

     REPORTING                     461,042
                           -----------------------------------------------------
   PERSON WITH             8.      SHARED DISPOSITIVE POWER

                                   3,295,360
--------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,756,402
--------------------------------------------------------------------------------
 10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     [ ]


--------------------------------------------------------------------------------
 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        7.7%
--------------------------------------------------------------------------------
 12.    TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

ITEM 1.

(a) Name of Issuer:  Oil States International, Inc.

(b) Address of Issuer's Principal Executive Offices:   Three Allen Center
                                                       333 Clay Street
                                                       Suite 3460
                                                       Houston, Texas 77002

ITEM 2.

(a) This Schedule is filed by: (i) L.E. Simmons, with respect to the shares of Common Stock directly owned by him, SCF-III, L.P. and SCF-IV, L.P.; (ii) L.E. Simmons & Associates, Incorporated, with respect to the shares of Common Stock directly owned by SCF-II, L.P., SCF-IV, G.P., Limited Partnership, SCF-III, L.P. and SCF-IV, L.P.; (iii) SCF-II, L.P., with respect to the shares of Common Stock directly owned by SCF-III, L.P.; (iv) SCF-IV, G.P., Limited Partnership, with respect to the shares of Common Stock directly owned by SCF-IV, L.P.; (v) SCF-III, L.P., with respect to the shares of Common Stock directly owned by it; and (vi) SCF-IV L.P., with respect to the shares of Common Stock directly owned by it.

(b) The address of the principal business office of the parties referred to in paragraph (a) of this Item 2 is 600 Travis, Suite 6600, Houston, Texas 77002.

(c) L.E. Simmons is a United States citizen. L.E. Simmons & Associates, Incorporated is a corporation organized under the laws of the State of Delaware. SCF-III, L.P., SCF-IV, L.P., SCF-II, L.P., and SCF-IV, G.P., Limited Partnership are limited partnerships organized under the laws of the State of Delaware.

(d) Title of Class of Securities: Common Stock

(e) CUSIP Number: 678026-10-5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13D-1(b) OR SECTION 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

      (a)   [ ]  Broker or dealer registered under Section 15 of the Act.
      (b)   [ ]  Bank as defined in section 3(a)(6) of the Act.
      (c)   [ ]  Insurance company as defined in section 3(a)(19) of the Act.
      (d)   [ ]  Investment company registered under section 8 of the Investment
                 Company Act of 1940.
      (e)   [ ]  An investment adviser in accordance with Section
                 240.13d-1(b)(1)(ii)(E).
      (f)   [ ]  An employee benefit plan or endowment fund in accordance with
                 Section 240.13d-1(b)(1)(ii)(F).
      (g)   [ ]  A parent holding company or control person in accordance with
                 Section 240.13d-1(b)(ii)(G).
      (h)   [ ]  A savings association as defined in Section 3(b) of the Federal
                 Deposit Insurance Act.
      (i)   [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.
      (j)   [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP

A.    SCF-III, L.P.

      (a)   Amount Beneficially Owned:  2,360,345

      (b)   Percent of Class:  4.8%

      (c)   Number of shares as to which the person has:

            (i)      sole power to vote or to direct the vote:  0

            (ii)     shared power to vote or to direct the vote:  2,360,345

            (iii)    sole power to dispose or to direct the disposition of:  0

            (iv)     shared power to dispose or to direct the disposition of:
                     2,360,345

B.    SCF-II, L.P.(1)

      (a)   Amount Beneficially Owned:  2,571,941
      (b)   Percent of Class:  5.2%

      (c)   Number of shares as to which the person has:

            (i)      sole power to vote or to direct the vote:  0

            (ii)     shared power to vote or to direct the vote:  2,571,941

            (iii)    sole power to dispose or to direct the disposition of:  0

            (iv)     shared power to dispose or to direct the disposition of:
                     2,571,941

C.    SCF-IV, L.P.

      (a)   Amount Beneficially Owned:  935,015

      (b)   Percent of Class:  1.9%

      (c)   Number of shares as to which the person has:

            (i)      sole power to vote or to direct the vote:  0

            (ii)     shared power to vote or to direct the vote: 935,015

            (iii)    sole power to dispose or to direct the disposition of:  0

            (iv)     shared power to dispose or to direct the disposition of:
                     935,015

D.    SCF-IV, G.P., Limited Partnership(2)

      (a)   Amount Beneficially Owned:  957,709

      (b)   Percent of Class:  2.0%

      (c)   Number of shares as to which the person has:

            (i)      sole power to vote or to direct the vote:  0

            (ii)     shared power to vote or to direct the vote:  957,709

            (iii)    sole power to dispose or to direct the disposition of: 0

            (iv)     shared power to dispose or to direct the disposition of:
                     957,709

E.    L.E. Simmons & Associates, Incorporated(3)

      (a)   Amount Beneficially Owned:  3,529,920

      (b)   Percent of Class:  7.2%

      (c)   Number of shares as to which the person has:

            (i)      sole power to vote or to direct the vote:  0

            (ii)     shared power to vote or to direct the vote:  3,529,920

            (iii)    sole power to dispose or to direct the disposition of:  0

            (iv)     shared power to dispose or to direct the disposition of:
                     3,529,920

F.    L.E. Simmons(4)

      (a)   Amount Beneficially Owned:  3,756,402

      (b)   Percent of Class:  7.7%

      (c)   Number of shares as to which the person has:

            (i)      sole power to vote or to direct the vote:  461,042

            (ii)     shared power to vote or to direct the vote:  3,295,360

            (iii)    sole power to dispose or to direct the disposition of:
                     461,042

            (iv)     shared power to dispose or to direct the disposition of:
                     3,295,360

----------

(1.) Includes 2,360,345 shares of Common Stock owned directly by SCF-III, L.P. SCF-II, L.P., the general partner of SCF-III, L.P., has the power to direct the affairs of SCF-III, L.P., including decisions respecting the voting and disposition of the shares of Common Stock of Oil States International, Inc. held by SCF-III, L.P.

(2.) Includes 935,015 shares of Common Stock owned directly by SCF-IV, L.P. SCF-IV, G.P., Limited Partnership, the general partner of SCF-IV, L.P., has the power to direct the affairs of SCF-IV, L.P., including decisions respecting the voting and disposition of the shares of Common Stock of Oil States International, Inc. held by SCF-IV, L.P.

(3.) Includes 3,529,650 shares of Common Stock owned directly by SCF-II, L.P., SCF-III, L.P. and SCF-IV, L.P. L.E. Simmons & Associates, Incorporated, the general partner of SCF-II, L.P. and SCF-IV, G.P., Limited Partnership, has the power to direct the affairs of SCF-II, L.P. and SCF-IV, G.P., Limited Partnership, including decisions respecting the voting and disposition of the shares of Common Stock of Oil States International, Inc. held by SCF-II, L.P., SCF-III, L.P. and SCF-IV, L.P.

(4.) Includes (i) 3,529,650 shares of Common Stock beneficially owned by L.E. Simmons & Associates, Incorporated, (ii) 190,704 shares of Common Stock owned directly by L.E. Simmons (iii) 23,548 shares owned by LESFP, Ltd., a partnership controlled by Mr. Simmons, and (iv) 12,500 shares of Common Stock acquirable upon exercise of options within 60 days. L.E. Simmons is the President and sole stockholder of L.E. Simmons & Associates, Incorporated and in that capacity may be deemed to beneficially own all of the securities of Oil States International, Inc. beneficially owned by L.E. Simmons & Associates, Incorporated.

(5.) For purposes of calculating the percentage ownership of the class of Common Stock, the number of shares outstanding of the Issuer's Common Stock is 49,060,000 as of January 31, 2006.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         Not applicable.

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2006

                            SCF-III, L.P.
                            By:  SCF-II, L.P.
                                 By:  L.E. Simmons & Associates, Incorporated

                                     By:      /s/ Anthony DeLuca
                                        ----------------------------------------
                                         Anthony DeLuca, Managing Director



                            SCF-II, L.P.
                            By:  L.E. Simmons & Associates, Incorporated

                                     By:      /s/ Anthony DeLuca
                                        ----------------------------------------
                                     Anthony DeLuca, Managing Director



                            SCF-IV, L.P.
                            By:  SCF-IV, G.P., Limited Partnership
                            By:  L.E. Simmons & Associates, Incorporated

                                     By:      /s/ Anthony DeLuca
                                        ----------------------------------------
                                         Anthony DeLuca, Managing Director



                            SCF-IV, G.P., LIMITED PARTNERSHIP
                            By:      L.E. Simmons & Associates, Incorporated

                                         By:      /s/ Anthony DeLuca
                                            ------------------------------------
                                         Anthony DeLuca, Managing Director



                            L.E. SIMMONS & ASSOCIATES, INCORPORATED


                            By:      /s/ Anthony DeLuca
                               -------------------------------------------------
                                 Anthony DeLuca, Managing Director



                            L.E. SIMMONS

                                        /s/ L.E. Simmons
                            ----------------------------------------------------
                             L.E. Simmons, individually

                                  EXHIBIT INDEX

EXHIBIT
NUMBER          DESCRIPTION
-------         -----------
1.              Joint Filing Agreement dated February 17, 2004 by and among
                SCF-III, L.P., SCF-II, L.P., SCF-IV, L.P., SCF-IV, G.P., Limited
                Partnership, L.E. Simmons and Associates, Incorporated, and L.E.
                Simmons